EXHIBIT 21.1

FIRST BANCORP

AS OF DECEMBER 31, 2007

Subsidiaries of the Registrant

Name	Jurisdiction of Incorporation
First Bank	Puerto Rico
First Leasing and Rental Corporation	Puerto Rico
First Federal Finance Corp. (D/B/A/ Money Express)	Puerto Rico
First Insurance VI, Inc.	U.S. Virgin Islands
First Trade, Inc	U.S. Virgin Islands
First Mortgage, Inc.	Puerto Rico
First Express, Inc.	U.S. Virgin Islands
FirstBank Overseas Corporation	Puerto Rico
Grupo Empresas de Servicios Financieros (D/B/A PR Finance)	Puerto Rico
FirstBank Insurance Agency, Inc.	Puerto Rico
Ponce General Corporation, Inc.	Florida
FirstBank Florida	Florida